UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

Hughes Supply, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-08772	59-0559446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hughes Way, Orlando, Florida	32805
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 841-4755

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In June 1998, Hughes Supply filed a registration statement on Form S-8 to register 250,000 shares of its common stock to be acquired by participants in the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust (the “Plan”) pursuant to the Plan and the interests of those participants in the Plan. Subsequent to filing the registration statement, the Plan did not file annual reports on Form 11-K. In addition, the Plan participants acquired in excess of 250,000 shares of Hughes Supply common stock pursuant to the Plan. Consequently, the acquisition by the Plan’s trustee for the benefit and at the direction of Plan participants of shares of Hughes Supply common stock, as well as the interests of participants in the Plan, may not have been registered in compliance with applicable securities laws. The Plan filed its Form 11-K for the fiscal year ended January 30, 2004 on August 13, 2004. Hughes Supply filed a Form S-8 to register the acquisition of additional shares of its common stock by Plan participants on August 25, 2004.

Hughes Supply may be subject to claims for rescission of acquisitions of shares of its common stock under applicable securities laws during the one year following the date of acquisition of the shares, the statute of limitations period that Hughes Supply believes may apply to claims for rescission under applicable federal laws. Based upon its preliminary investigation, Hughes Supply currently believes that approximately 84,160 shares of its common stock may have been transferred to Plan participants between August 25, 2003 and August 25, 2004 and, if subject to rescission, would have an aggregate repurchase price of approximately $4.3 million. Hughes Supply may also face penalties in connection with these matters and could be subject to claims for rescission for acquisitions prior to the one-year statute of limitations period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2004

Hughes Supply, Inc.

By:	/s/ David Bearman
David Bearman Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)